Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-218997, 333-157169 and 333-207170 on Form S-8 and Registration Statement No. 333-213132 and 333-221346 on Form S-3 of our reports dated September 10, 2020, relating to the consolidated financial statements of Farmer Bros. Co. and subsidiaries, and the effectiveness of Farmer Bros. Co. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Farmer Bros. Co. for the year ended June 30, 2020.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
September 10, 2020